SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT, dated as of March 10, 2011 (this “Agreement”) by and among Conventus Ltd., a company formed under the laws of the British Virgin Islands (“Conventus”) and Advanced Mineral Technologies Inc, a Nevada corporation (“AMTO”) and Phil Cash, as shareholder of AMTO and Bill Zeleny as shareholder of AMTO (together, the “Shareholders”).

W I T N E S S E T H:
WHEREAS, AMTO is a development stage company, initially incorporated on March 1, 1990 and which filed a registration statement pursuant to Section 12(g) of the Securities Exchange Act of 1934 (the “Exchange Act”), thereby making it subject to the reporting requirements of the Exchange Act upon its effectiveness;

WHEREAS, on January 22, 2010, in anticipation of the institution of proceedings against AMTO by the United States Securities Exchange Commission (“SEC”) resulting from AMTO’s failure to comply with Exchange Act Section 13(a) and Rules 13a-1 and 13a-13, AMTO submitted an offer of Settlement to the SEC (the “Offer of Settlement”), voluntarily requesting that the registration of its securities pursuant to Section 12(g) of the Exchange Act be revoked in accordance with Section 12(j) of the Exchange Act;

WHEREAS, the Offer of Settlement was accepted by the SEC effective as of April 9, 2010;

WHEREAS, as of September 13, 2010, pursuant to section 12(g) of the Exchange Act, AMTO once again became responsible for filing periodic reports with the SEC;

WHEREAS, AMTO filed a Form 10 on July 15, 2010 to register its issued and outstanding common stock pursuant to section 12(g) of the Exchange Act, which Form 10 has been amended several times pursuant to SEC comment, the most recent such amendment being made on January 3, 2011;

WHEREAS, AMTO’s current registration statement on Form 10 is not yet effective;

WHEREAS, the Shareholders and AMTO are currently parties to two separate pending lawsuits: (i) Butcher v. Advanced Mineral Technologies Inc. et al (CV 10-2568) (D. Nevada 2010); and (ii) Butcher v. Advanced Mineral Technologies Inc. et al (CV 10 02568, Washoe County, District Court of Nevada 2010), which lawsuits allege that certain of AMTO’s shares have been issued to the Shareholders in violation of law, and which seeks, in part, as relief, cancellation of certain of such shares, including some of the Shares (as defined below) that are subject to this Agreement;

WHEREAS, the Shareholders desire to Sell and Conventus desires to purchase all of the preferred and common shares that each of them own in AMTO, as set forth in Exhibit A attached hereto (together, the “Shares”);

WHEREAS, AMTO and the Shareholders desire to enter into this Agreement to consummate the purchase of the Shares held by the Shareholders, on the terms and subject to the conditions set forth herein, which have been mutually agreed upon by Conventus and the Shareholder; and

NOW, THEREFORE, in consideration of the premises set forth above, the terms and conditions contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

A G R E E M E N T:
1. Purchase of the Shares.

1.1 Conventus hereby purchases and accepts from the Shareholders, and the Shareholders hereby surrender, sell, transfer, convey, assign and deliver to Conventus the Shares, free and clear of all liens, in exchange for a purchase price of $0.01 per share, for a total purchase price of United States Dollars Three Hundred Fifty Nine and Nine Hundred Nine Thousand and 65/100 ($359,909.65) (the “Purchase Price”).  AMTO shall reflect the purchase of the Shares by Conventus from the Shareholders in AMTO’s books and records.

1.2 With respect to the payment of the Purchase Price, the parties hereby agree as follows:

 (a)           The Shareholders acknowledge and agree that United States Fifty Thousand Dollars ($50,000) has been paid by Conventus as of the date of this Agreement;

 (b)           A second payment of United States Sixty Thousand Dollars ($60,000) shall be made by Conventus to each of the Shareholders (on a pro-rata basis according to the percentage of their shares sold) within seven (7) days from the execution of this Agreement; and

 (c)           the remaining balance of the Purchase Price shall be paid by Conventus to each of the Shareholders (on a pro-rata basis according to the percentage of their shares sold) in two (2) equal installments on each of April 15, 2011 and May 15, 2011.

2. Shareholders’ Release.  The Shareholders, on behalf of the Shareholders and the Shareholder’s beneficiaries, hereby irrevocably waives, releases, and forever discharges AMTO and all related companies, entities, predecessors and successors and their past and present affiliates, partners, employees, officers, directors, stockholders, attorneys, agents, insurers, and representatives (collectively, the “Company Released Parties”) from any and all known and unknown claims, causes of action, suits, demands, promises, liabilities, obligations or similar rights of any type or of any kind or nature whatsoever (including in respect of any rights of contribution or indemnification), in each case whether absolute or contingent, liquidated or unliquidated, known or unknown, and whether arising under any agreement or understanding or otherwise at law or in equity, that the Shareholder may now have, will ever have or has now alleged to have or will ever allege to have (“Shareholder Claims”) against the Company Released Parties arising out of or related to either Shareholder’s ownership of Shares of the AMTO (the “Released Claims”) and hereby agrees to refrain from directly or indirectly asserting any claim or demand or commencing any proceeding before any governmental entity or other tribunal against any Company Released Party based on any Released Claims.

3. Representations and Warranties of the Shareholders.  Each of the Shareholders hereby represent and warrant to Conventus that the following statements are true and correct in all respects:

(a) Each Shareholder owns the Shares (as applicable) free and clear of all liens, encumbrances and restrictions of any nature.

(b) Each Shareholder has full legal right and capacity to execute, deliver and perform its obligations under this Agreement.

(c) This Agreement has been duly and validly executed and delivered by each Shareholder and constitutes a valid and legally binding obligation of each Shareholder.

(d) The execution, delivery and performance of this Agreement by each Shareholder does not and will not conflict with, violate the terms of or result in the acceleration of any obligation under any contract, commitment or other instrument to which either Shareholder is a party or by which either Shareholder is bound.

(e) Neither Shareholder has entered into and is not bound by any agreement or arrangement of any kind with any other party with respect to the Shares, including, but not limited to, any agreement or arrangement with respect to the acquisition or disposition of the Shares or any interest therein.

4. Representations and Warranties of AMTO.

(a) AMTO has the corporate power and authority to execute, deliver and perform its obligations under this Agreement.

(b) This Agreement has been duly and validly executed and delivered by AMTO and constitutes a valid and legally binding obligation of AMTO.

(c) The execution, delivery and performance of this Agreement by AMTO does not and will not conflict with, violate the terms of or result in the acceleration of any obligation under any contract, commitment or other instrument to which AMTO is a party or by which AMTO is bound.

5. Benefit of the Agreement.  This Agreement shall be binding upon and inure to the benefit of and is enforceable by the parties hereto and their respective successors, permitted assigns, heirs and executors.  This Agreement shall not be construed so as to confer any right or benefit upon any person, other than the parties hereto and their respective successors, permitted assigns, heirs and executors.

6. Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction, shall as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

7. Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8. Governing Law.  This Agreement is to be governed by, and construed and enforced in accordance with, the laws of the State of New York, without regard to conflict of laws principles that would require the application of the laws of any other jurisdiction.

9. Further Assurances.  At any time or from time to time after the date hereof, at the request of AMTO and without further consideration, each Shareholder and each of their respective successors or assigns, shall execute and deliver, or shall cause to be executed and delivered, such other instruments and take such other actions as AMTO may reasonably request to effect the consummation of the transactions contemplated hereby.

10.           Attorneys Fees.   Each party shall be responsible for its own attorneys fees, costs and expenses incurred in enforcing the terms of this Agreement or defending any action relating hereto.

[Signature Page Follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first set forth above.

CONVENTUS LTD.

By: /s/ Johan Ulander
Name: Johan Ulander
Title: CEO

ADVANCED MINERAL TECHNOLOGIES INC.

By: /s/ H. P. Cash
Name: H. P. Cash
Title: Pres.

SHAREHOLDER
/s/ H. P. Cash
Print Name:

SHAREHOLDER
/s/ Bil Zeleney
Print Name: Bil Zeleney

Exhibit A

Purchased Shares

Shareholder	Shares	Class	% of Class
Phil Cash	17,675,944	Common	36.79%
Phil Cash	13,305,942	Preferred	78.78%
Bil Zeleny	1,575,729	Common	3.28%
Bil Zeleny	3,433,350	Preferred	20.33%
Total	35,990,965